Exhibit 23.1

KPMG LLP Suite 1100 4655 Executive Drive San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2025, with respect to the financial statements of Artiva Biotherapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

August 6, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.